UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 25, 2011

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2011, Angeion Corporation (“Angeion” or the “Company”) announced that Philip I. Smith, President and Chief Executive Officer of Angeion since January 2011, is stepping down as President and Chief Executive Officer following the mutual decision of Mr. Smith and the Company’s board of directors. Mr. Smith became President and CEO of the Company effective January 1, 2011 pursuant to a letter agreement that provided for at-will employment. Consistent with his decision, Mr. Smith has withdrawn his name for re-election as a director at the Company’s 2011 Annual Meeting of Shareholders to be held on May 26, 2011.

Angeion also announced that it has named Gregg O. Lehman, Ph.D., aged 63 as Interim Chief Executive Officer effective immediately. Lehman most recently served as President, Chief Executive Officer and a director of Health Fitness Corporation, a fitness center management company, from 2007 to 2010. He has also held numerous senior-level executive and governance positions in the medical and education industries including CEO of Inspiris, Inc., a health care management company, CEO of Gordon Health Solutions, Inc., which provides lifestyle and disease management programs to employers and health plans, CEO of the National Business Coalition on Health (NBCH) in Washington, D.C. and as President of Taylor University in Indiana. Angeion has not yet finalized the compensation arrangements with Dr. Lehman

Item 8.01   Other Events

2011 Annual Meeting of Shareholders

As discussed above in Item 5.02, in connection with the decision that Mr. Smith would step down as President and Chief Executive Officer of the Company, Mr. Smith withdrew his name from nomination for re-election as a director at the Company’s 2011 Annual Meeting of Shareholders to be held on May 26, 2011. Accordingly the Angeion Board of Directors intends to nominate and elect five rather than six directors at the 2011 Annual Meeting of Shareholders.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

(d)      Exhibits

The following is filed as an Exhibit to this Report:

Exhibit No.	Description of Exhibit

99.1	Angeion Corporation Press Release dated May 25, 2011 announcing management transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: May 25, 2011	By	/s/ Robert M. Wolf
Robert M. Wolf Chief Financial Officer

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